Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
The Travelers Companies, Inc.:
We consent to the incorporation by reference in the registration statements (SEC File No. 333-272161, No. 333-257361, No. 333-234648, No. 333-232051, No. 333-218874, No. 333-212078, No. 333-196290, No. 333-176002, No. 333-164972, No. 333-157092, No. 333-157091, No. 333-128026, No. 333-120998, No. 333-117726, No. 333-114135 and No. 333-63114) on Form S-8 and the registration statements (SEC File No. 333-232050 and No. 333-265485) on Form S-3 of our reports dated February 15, 2024, with respect to the consolidated financial statements of The Travelers Companies, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP
KPMG LLP

New York, New York February 15, 2024

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